UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2014

M/I HOMES, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-12434	31-1210837
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Easton Oval, Suite 500, Columbus, Ohio	43219
(Address of principal executive offices)	(Zip Code)

(614) 418-8000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 28, 2014, M/I Financial, LLC (“M/I Financial”), a wholly-owned subsidiary of M/I Homes, Inc., entered into an amendment (the “First Amendment”) to the mortgage warehousing agreement, as amended and restated on March 29, 2013 (the “MIF Mortgage Warehousing Agreement”), among M/I Financial, as borrower, the lenders party thereto and Comerica Bank, as administrative agent. The MIF Mortgage Warehousing Agreement is used to finance eligible residential, first mortgage loans originated by M/I Financial. The First Amendment amends the MIF Mortgage Warehousing Agreement in the following respects:

1.	The maturity date was extended from March 28, 2014 to March 27, 2015.

2.	The maximum amount of borrowing availability was increased from $100 million to $110 million, which may be increased by M/I Financial up to $20 million in the aggregate, provided that one or more lenders agrees to loan the additional amount.

3.	The interest rate was changed to the greater of (i) 3.00% and (ii) the floating LIBOR plus 275 basis points.

4.	The maximum total amount of debt allowed under warehouse credit lines (including the MIF Mortgage Warehousing Agreement) was increased from $125 million to $150 million.

5.	Effective with the quarter ending September 30, 2014, M/I Financial’s minimum required tangible net worth is increased from $10.0 million to $11.0 million and M/I Financial’s minimum required liquidity is increased from $5.0 million to $5.5 million.

The other material terms of the MIF Mortgage Warehousing Agreement remain unchanged.

The foregoing summary is qualified in its entirety by reference to the First Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. All capitalized terms not otherwise defined herein are as defined in the MIF Mortgage Warehousing Agreement.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	First Amendment, dated March 28, 2014, to the MIF Mortgage Warehousing Agreement, by and among M/I Financial, LLC, as borrower, the lenders party thereto and Comerica Bank, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2014

M/I Homes, Inc.

By:	/s/ Ann Marie W. Hunker
Ann Marie W. Hunker
Vice President, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	First Amendment, dated March 28, 2014, to the MIF Mortgage Warehousing Agreement, by and among M/I Financial, LLC, as borrower, the lenders party thereto and Comerica Bank, as administrative agent.